                                                Filed Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-54616

This prospectus supplement was previously filed on March 12, 2002, but inadvertently referenced Registration Statement No. 333-50898, another registation statement of the Registrant. This prospectus supplement is meant to correct that reference, and with the exception of this notation on the cover is identical to the prospectus supplement filed on March 12, 2002.



PROSPECTUS SUPPLEMENT
(To Prospectus dated February 27, 2001)
$750,000,000

[KINDER MORGAN ENERGY PARTNERS, L.P. LOGO]

$450,000,000

7.125% Notes due 2012
Interest payable March 15 and September 15
ISSUE PRICE: 99.535%

$300,000,000

7.750% Notes due 2032
Interest payable March 15 and September 15
ISSUE PRICE: 99.492%

The 2012 notes will mature on March 15, 2012, and the 2032 notes will mature on March 15, 2032. Interest on the notes will accrue from March 14, 2002. We may redeem the notes in whole or in part at any time at the redemption prices described on page S-9. The notes will be issued in minimum denominations of $1,000 increased in multiples of $1,000.

SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS, AND THE SECTION ENTITLED "RISK FACTORS" IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

-----------------------------------------------------------------------------------------------------------
                                                  PRICE TO               DISCOUNTS AND           PROCEEDS
                                                   PUBLIC                 COMMISSIONS             TO US
-----------------------------------------------------------------------------------------------------------
Per 2012 Note                                   99.535%                  .650%                 98.885%
-----------------------------------------------------------------------------------------------------------
Total                                           $447,907,500             $2,925,000            $444,982,500
-----------------------------------------------------------------------------------------------------------
Per 2032 Note                                   99.492%                  .875%                 98.617%
-----------------------------------------------------------------------------------------------------------
Total                                           $298,476,000             $2,625,000            $295,851,000
-----------------------------------------------------------------------------------------------------------

Neither series of notes will be listed on any national securities exchange. Currently, there is no public market for either series of notes.

We expect to deliver the notes to investors through the book-entry system of The Depository Trust Company for the accounts of its participants on or about March 14, 2002.

                               Joint Bookrunners

JPMORGAN   WACHOVIA SECURITIES

BANC ONE CAPITAL MARKETS, INC.
           BMO NESBITT BURNS
                       COMMERZBANK SECURITIES
                                CREDIT LYONNAIS SECURITIES
                                         SCOTIA CAPITAL
                                                 SUNTRUST ROBINSON HUMPHREY

March 11, 2002

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front of those documents or earlier dates specified therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Summary.....................................................   S-3
Cautionary Statement Regarding Forward-Looking Statements...   S-6
Use of Proceeds.............................................   S-7
Capitalization..............................................   S-7
Consolidated Ratios of Earnings to Fixed Charges............   S-8
Description of Notes........................................   S-9
Underwriting................................................  S-12
Validity of the Notes.......................................  S-13

                            PROSPECTUS
                                                              PAGE
                                                              ----

Where you Can Find More Information.........................     3
Kinder Morgan Energy Partners, L.P. ........................     4
Risk Factors................................................     5
Use of Proceeds.............................................    11
Consolidated Ratios of Earnings to Fixed Charges............    12
Description of Debt Securities..............................    12
Description of Common Units.................................    22
Material Federal Income Tax Considerations Relating to
  Units.....................................................    24
Plan of Distribution........................................    40
Validity of the Securities..................................    41
Experts.....................................................    41
Information Regarding Forward-Looking Statements............    42

                                    SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before buying notes in this offering. Therefore, you should read this entire prospectus supplement and accompanying prospectus and the documents incorporated by reference carefully, including the risks discussed under the "Risk Factors" section of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2001, and our historical financial statements and the related notes which are incorporated by reference.

                      KINDER MORGAN ENERGY PARTNERS, L.P.

BUSINESS DESCRIPTION

We are a Delaware limited partnership formed in August 1992. Our common units trade on the New York Stock Exchange under the symbol "KMP." We are the largest publicly-traded pipeline limited partnership in the United States in terms of market capitalization and the largest independent refined petroleum products pipeline system in the United States in terms of volumes delivered. Since February 1997, quarterly common unit distributions have more than tripled from $0.1575 per common unit to $0.55 per common unit for the last quarter of 2001. Our operations are grouped into the following four reportable business segments:

- PRODUCT PIPELINES: Over 10,000 miles of pipelines and over 32 associated terminals delivering gasoline, diesel fuel, jet fuel and natural gas liquids to various markets. Includes our Pacific operations, our 51% interest in Plantation Pipe Line Company, our North System, our CALNEV pipeline operations, our West Coast terminals operations, our Central Florida Pipeline, our Cypress Pipeline, our 44.8% interest in Cochin Pipeline System, our 50% interest in Heartland Pipeline Company and our transmix operations;

- NATURAL GAS PIPELINES: Transports, treats, processes and stores natural gas and has over 13,000 miles of pipelines. Includes Kinder Morgan Interstate Gas Transmission LLC, Kinder Morgan Texas Pipeline, our 66 2/3% interest in Trailblazer Pipeline Company, our 49% interest in Red Cedar Gathering Company, our Casper and Douglas natural gas gathering systems, our 25% interest in Thunder Creek Gas Services LLC and our 50% interest in Coyote Gas Treating LLC;

- CO(2) PIPELINES: Transports by pipeline and markets carbon dioxide, commonly called CO(2), for use in enhanced oil recovery operations. Assets include our 50% interest in Cortez Pipeline, our Central Basin Pipeline, our 81% interest in Canyon Reef Carriers Pipeline, our 13% interest in Bravo Pipeline, interests in CO(2) reserves, including our approximate 45% interest in McElmo Dome and our approximate 11% interest in Bravo Dome, our approximate 22% interest in the Snyder Gasoline Plant, our approximate 43% interest in the Diamond M Gas Plant and interests in four unitized fields in West Texas, including our greater than 80% interest in the SACROC Unit; and

- TERMINALS: Includes 44 owned or operated liquid and bulk terminal facilities, including 11 terminals that handle refined petroleum products, chemicals, and other liquid products, four terminals that handle coal, eight terminals that handle petroleum coke and 21 bulk terminal facilities that handle various other bulk products.

BUSINESS STRATEGY

Our objective is to grow our portfolio of businesses by:

- providing, for a fee, transportation, storage and handling services which are core to the energy infrastructure of growing markets;

- increasing utilization of assets while containing costs;

- leveraging economies of scale from incremental acquisitions; and

- maximizing the benefits of our financial structure.

We primarily transport and/or handle products for a fee and generally are not engaged in the unmatched purchase and resale of commodity products. As a result, we do not face significant risks relating directly to movements in commodity prices.

Generally, as utilization of our pipelines and terminals increases, our fee-based revenues increase. Increases in utilization are principally driven by increases in demand for gasoline, jet fuel, natural gas and other energy products we transport and handle. Increases in demand for these products are generally driven by demographic growth in markets we serve, including the rapidly growing western and southeastern United States.

MANAGEMENT STRUCTURE

Kinder Morgan G.P., Inc., our general partner, owns all the voting securities of Kinder Morgan Management, LLC, a Delaware limited liability company, which is called Kinder Morgan Management in this document. In May 2001, Kinder Morgan Management conducted an initial public offering of its shares representing limited liability company interests. It used substantially all of the net proceeds from that offering to purchase i-units from us. The i-units are a separate class of limited partner interests in us and are issued only to Kinder Morgan Management. Quarterly distributions from our operations and interim capital transactions are paid to Kinder Morgan Management in additional i-units rather than in cash. Kinder Morgan Management trades on the New York Stock Exchange under the symbol "KMR." When it purchased i-units from us, Kinder Morgan Management became a limited partner in us and, pursuant to a delegation of control agreement, manages and controls our business and affairs, and the business and affairs of our operating limited partnerships and subsidiaries. Under the delegation of control agreement, our general partner delegated to Kinder Morgan Management, to the fullest extent permitted under Delaware law and our partnership agreement, all of its power and authority to manage and control our business and affairs, except that Kinder Morgan Management cannot take certain specified actions without the approval of our general partner. In accordance with its limited liability company agreement, Kinder Morgan Management's activities will be limited to being a limited partner in, and managing and controlling the business and affairs of, our partnership, including our operating partnerships and their subsidiaries.

                              RECENT DEVELOPMENTS

TEJAS ACQUISITION

On February 28, 2002, we closed the acquisition of Tejas Gas, LLC, a wholly owned subsidiary of InterGen (North America), Inc., for approximately $750 million in cash. The Tejas Gas system, with a transportation capacity of 3.5 billion cubic feet per day, is a 3,400 mile natural gas intrastate pipeline system that extends from south Texas along the Mexico border and the Texas Gulf Coast to near the Louisiana border and north from near Houston to east Texas.

CASH DISTRIBUTIONS

On February 28, 2002, we announced our intention, commencing in the first quarter, to increase our quarterly cash distribution per common unit to $0.575 from $0.55, to be paid May 15, 2002 to unitholders of record on April 30, 2002. This proposed increase was driven by the strong results that our assets are delivering in the first quarter of 2002.

                                  THE OFFERING


SECURITIES OFFERED................  $450 million initial principal amount of 7.125% Notes due
                                    2012.
                                    $300 million initial principal amount of 7.750% Notes due
                                    2032.

MATURITY DATES....................  2012 notes - March 15, 2012.
                                    2032 notes - March 15, 2032.

INTEREST PAYMENT DATES............  March 15 and September 15 of each year, commencing September
                                    15, 2002.

OPTIONAL REDEMPTION...............  Each series of notes will be redeemable, in whole or in part, at our option at any time, at redemption prices
                                    described in this prospectus supplement under "Description of Notes -- Optional Redemption."

RANKING...........................  The notes will:

                                    - be our senior unsecured indebtedness,

                                    - rank equally in right of payment with all our other senior unsecured indebtedness,

                                    - be senior in right of payment to all our subordinated
                                      indebtedness, and

                                    - be effectively junior in right of payment to all
                                      indebtedness and other liabilities of our subsidiaries.

COVENANTS.........................  The indenture governing the notes contains certain covenants that, among other things, limit our ability and the ability of our subsidiaries, as defined in the indenture, to:

                                    - incur indebtedness secured by liens on principal property, as defined in the indenture, and

                                    - engage in sale/leaseback transactions.

USE OF PROCEEDS...................  We intend to use the net proceeds from the sale of the notes
                                    (estimated to be approximately $740,333,500 after deducting underwriting discounts and our estimated offering expenses)
                                    to reduce commercial paper debt incurred principally to
                                    finance the Tejas acquisition and other acquisitions
                                    completed since the middle of 2001.

ADDITIONAL NOTES..................  We may issue and sell additional principal amounts of the notes of
                                    each series in the future without the consent of the holders of either series of notes. Any additional notes of a series, together with these notes of that series, will constitute a single series of notes under the senior indenture.

                                  RISK FACTORS

Investing in the notes involves risks. You should carefully consider, in addition to the other information contained in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus, the risks that are described in the "Risk Factors" section beginning on page 5 of the accompanying prospectus and in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2001.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning future operating results or the ability to generate sales, income or cash flow or to make distributions are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results of our operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

- price trends and overall demand for natural gas liquids, refined petroleum products, oil, carbon dioxide, natural gas, coal and other bulk materials and chemicals in the United States. Consumer confidence, economic activity, political instability, weather, alternative energy sources, conservation and technological advances may affect price trends and demand;

- changes in our tariff rates implemented by the Federal Energy Regulatory Commission or the California Public Utilities Commission;

- our ability to integrate any acquired operations into our existing operations;

- any difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to our terminals;

- our ability to identify and close strategic acquisitions and make cost saving changes in operations;

- shut-downs or cutbacks at major refineries, petrochemical or chemical plants, utilities, military bases or other businesses that use or supply our services;

- changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies may adversely affect our business or our ability to compete;

- indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds, place us at competitive disadvantages compared to our competitors that have less debt or have other adverse consequences;

- interruptions of electric power supply to our facilities due to natural disasters, power shortages, strikes, riots, terrorism, war or other causes;

- acts of sabotage and terrorism for which insurance is not available at reasonable premiums;

- the condition of the capital markets and equity markets in the United States; and

- the political and economic stability of the oil producing nations of the world.

You should not put undue reliance on any forward-looking statements.

When considering forward-looking statements, one should keep in mind the risk factors described in "Risk Factors" beginning on page 5 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2001. Those risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

                                USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes (estimated to be approximately $740,333,500 after deducting underwriting discounts and our estimated offering expenses) to reduce commercial paper debt incurred principally to finance the Tejas acquisition and other acquisitions completed since the middle of 2001. As of March 11, 2002, the weighted average interest rate on the debt to be retired was approximately 2.55%.

                                 CAPITALIZATION

The following table sets forth our historical consolidated capitalization as of December 31, 2001, and our consolidated capitalization as adjusted to give effect to our receipt and use of the net proceeds from the sale of the notes to retire commercial paper. See "Use of Proceeds."

You should read this table in conjunction with our historical financial statements and notes thereto that are incorporated by reference in this document.

                                                                              AS ADJUSTED
                                                               HISTORICAL    FOR THIS DEBT
                                                              DECEMBER 31,     OFFERING
                                                                  2001        (UNAUDITED)
                                                              ------------   -------------
                                                                 (THOUSANDS OF DOLLARS)
Cash and cash equivalents...................................   $   62,802     $   62,802
                                                               ==========     ==========
Notes payable and current maturities of long-term debt......   $  560,219     $  550,982(1)
Long-term debt
  Kinder Morgan Energy Partners:
    Credit facilities.......................................           --             --
    6.75% notes due 2011....................................      698,107        698,107
    7.4% notes due 2031.....................................      299,265        299,265
    6.3% notes due 2009.....................................      249,416        249,416
    8% notes due 2005.......................................      199,734        199,734
    7.5% notes due 2010.....................................      248,602        248,602
    Other (market value of interest rate swaps).............       (5,441)        (5,441)
    Short-term debt expected to be refinanced...............      276,300        276,300
    Notes offered hereby....................................           --        746,384
  Subsidiaries:
    Credit facility (Trailblazer)...........................       55,000         55,000
    First mortgage notes (SFPP, L.P.).......................       37,057         37,057
    Industrial revenue and economic development bonds
     (Kinder Morgan Liquids Terminals)......................       87,930         87,930
    Notes due 2008 (Central Florida Pipeline)...............       35,000         35,000
    New Jersey economic development bonds due 2018 (Kinder
     Morgan Liquids Terminals)..............................       25,000         25,000
    Tax exempt bonds due 2024 (Kinder Morgan Operating L.P.
     "B")...................................................       23,700         23,700
    Other...................................................        1,904          1,904
                                                               ----------     ----------
         Total long-term debt...............................   $2,231,574     $2,977,958
                                                               ----------     ----------
Minority interest...........................................   $   65,236     $   65,236
                                                               ----------     ----------
Partners' capital
  Common units, 129,855,018 units issued and
    outstanding(2)..........................................   $1,894,677     $1,894,677
  Class B units, 5,313,400 units issued and outstanding.....      125,750        125,750
  i-Units, 30,636,363 units issued and outstanding..........    1,020,153      1,020,153
  General partner...........................................       54,628         54,628
  Accumulated other comprehensive income....................       63,826         63,826
                                                               ----------     ----------
         Total partners' capital............................   $3,159,034     $3,159,034
                                                               ----------     ----------
Total capitalization........................................   $6,016,063     $6,753,210
                                                               ==========     ==========

---------------

(1) As adjusted balance computed as follows:

    Historical balance at December 31, 2001.....................    $ 560,219
    Tejas acquisition debt (commercial paper)...................      682,754
    Other debt incurred through March 11, 2002..................       48,343
    Estimated proceeds from sale of notes offered hereby........     (740,334)
                                                                    ---------
    As adjusted balance.........................................    $ 550,982
                                                                    =========

(2) Does not include 409,400 common units issuable, subject to vesting, upon exercise of outstanding options.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our historical ratios of earnings to fixed charges for the periods indicated are as follows:

    YEAR ENDED DECEMBER 31,
--------------------------------
2001   2000   1999   1998   1997
----   ----   ----   ----   ----
3.56   3.82   4.36   3.64   2.65

In all cases, earnings is determined by adding:

- income before income taxes, extraordinary items, equity income and minority interest; plus

- fixed charges, amortization of capitalized interest and distributed income of equity investees; less

- capitalized interest.

In all cases, fixed charges include:

- interest, including capitalized interest; plus

- amortization of debt issuance costs; plus

- the estimated interest portion of rental expenses.

                              DESCRIPTION OF NOTES

We will issue both series of notes under the senior indenture referred to in the accompanying prospectus. The following description and the description in the accompanying prospectus are a summary of the material provisions of the notes and the senior indenture. It does not restate the senior indenture in its entirety. We urge you to read the senior indenture because it, and not this description, defines your rights as holders of the notes. We have filed a copy of the senior indenture as an exhibit to the registration statement, which includes the accompanying prospectus.

This description of the notes supplements, and, to the extent it is inconsistent, replaces, the description of the general provisions of the notes and the senior indenture in the accompanying prospectus. The notes are "senior debt securities" as that term is used in the accompanying prospectus. The notes are unsecured and rank equal in priority with all of our other unsecured and senior indebtedness. The senior indenture contains no restrictions on the amount of additional indebtedness we may incur under it.

PRINCIPAL, MATURITY AND INTEREST

The 2012 notes will mature on March 15, 2012, and the 2032 notes will mature on March 15, 2032. Although $450 million principal amount of the 2012 notes and $300 million principal amount of the 2032 notes are initially offered hereby, we may issue and sell additional principal amounts of the notes of each series in the future without the consent of the holders of either series of notes. Any additional notes of a series, together with these notes of that series, will constitute a single series of notes under the senior indenture.

Interest on the 2012 notes will accrue at the rate of 7.125% per year. Interest on the 2032 notes will accrue at the rate of 7.750% per year. Interest on the notes of each series will be payable semiannually in arrears on March 15 and September 15 of each year, commencing on September 15, 2002. We will make each interest payment to the person in whose name the notes of a series, or any predecessor notes, are registered at the close of business on the immediately preceding March 1 or September 1, as the case may be, whether or not such date is a business day. Interest on the notes will accrue from March 14, 2002 and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The notes are not entitled to any sinking fund.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, maturity date or redemption date.

RANKING

The notes will be our senior unsecured obligations. The notes will rank equally with all of our existing and future senior indebtedness. The notes will be effectively subordinated in right of payment to the liabilities of our subsidiaries, including debt of those subsidiaries, claims of trade creditors and tort claimants. As of December 31, 2001, our subsidiaries had outstanding approximately $266 million of indebtedness to third parties. We conduct all of our operations through subsidiaries. Accordingly, we rely on distributions from subsidiaries to provide funds necessary to meet our obligations, including the payment of principal and interest on the notes. The ability of any subsidiary to make distributions is subject to applicable laws and the financial condition and operating requirements of such subsidiary, as well as the terms of any loan agreements to which such subsidiary is or may become a party.

OPTIONAL REDEMPTION

We will have the right to redeem each series of the notes, in whole or in part at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes of such series to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on such series of notes (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus

25 basis points in the case of the 2012 notes, and the Treasury Rate plus 30 basis points in the case of the 2032 notes, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of notes.

"Comparable Treasury Price" means, with respect to any redemption date for a series of notes, the average of two Reference Treasury Dealer Quotations for such redemption date.

"Quotation Agent" means the Reference Treasury Dealer we appoint.

"Reference Treasury Dealer" means each of J.P. Morgan Securities Inc. and First Union Securities, Inc. and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee under the indenture pursuant to which the notes of each series are issued, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day, as defined in the indenture, preceding such redemption date.

"Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15
(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United State Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the series of notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

We will provide not less than 30 nor more than 60 days' notice mailed to each registered holder of the series of notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption.

RESTRICTIVE COVENANTS

We have agreed to two principal restrictions on our activities for the benefit of holders of the notes. Unless waived or amended, the restrictive covenants described in the accompanying prospectus under "Description of Debt Securities -- Provisions Only in the Senior Indenture -- Limitations on Liens" and
"-- Restriction on Sale-Leasebacks" will apply as long as any of the notes are outstanding.

FORM, DENOMINATION AND REGISTRATION; BOOK ENTRY ONLY SYSTEM

The notes of each series will be issued only in fully registered form, without coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. The notes of each series will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or any successor depositary and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes of each series will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

Settlement for the notes will be made in immediately available funds. So long as the notes are subject to DTC's book-entry system, the notes will trade in DTC's Same-Day Funds Settlement system until maturity, and therefore DTC will require that secondary trading activity in the notes be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

                                  UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the notes of each series set forth opposite its name below:

                                                       PRINCIPAL AMOUNT   PRINCIPAL AMOUNT
                                                        OF 2012 NOTES      OF 2032 NOTES
UNDERWRITER                                            ----------------   ----------------
-----------
J.P. Morgan Securities Inc. .........................    $202,500,000       $135,000,000
First Union Securities, Inc. ........................     157,500,000        105,000,000
Banc One Capital Markets, Inc. ......................      15,000,000         10,000,000
BMO Nesbitt Burns Corp. .............................      15,000,000         10,000,000
Commerzbank Capital Markets Corp. ...................      15,000,000         10,000,000
Credit Lyonnais Securities (USA) Inc. ...............      15,000,000         10,000,000
Scotia Capital (USA) Inc. ...........................      15,000,000         10,000,000
SunTrust Capital Markets, Inc. ......................      15,000,000         10,000,000
                                                         ------------       ------------
             Total...................................    $450,000,000       $300,000,000
                                                         ============       ============

Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

Each series of the notes is a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

The underwriters initially propose to offer part of the notes directly to the public at the offering prices described on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 0.40% of the principal amount of the 2012 notes and 0.50% of the principal amount of the 2032 notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the principal amount of the 2012 notes and 0.25% of the principal amount of the 2032 notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in the syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, to be paid by us, are estimated at $500,000.

J.P. Morgan Securities Inc., or "JPMorgan", will make the notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan based on transactions

JPMorgan conducts through the system. JPMorgan will make the notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking or commercial banking transactions with us and our affiliates. Also, affiliates of the underwriters are lenders under certain of our revolving credit facilities. First Union National Bank, an affiliate of First Union Securities, Inc., is the trustee under the indenture pursuant to which the notes will be issued.

First Union Securities, Inc., a subsidiary of Wachovia Corporation, conducts its investment banking, institutional and capital markets businesses under the trade name of Wachovia Securities. Any references to "Wachovia Securities" in this prospectus supplement, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of First Union Securities, Inc. which may or may not be participating as a separate selling dealer in the distribution of the notes.

                             VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Bracewell & Patterson, L.L.P. The validity of the notes will be passed upon for the underwriters by Vinson & Elkins L.L.P. Vinson & Elkins L.L.P. also represents us or our affiliates from time to time on matters unrelated to the issuance of the notes.

PROSPECTUS

                                 $2,000,000,000

                   [KINDER MORGAN ENERGY PARTNERS, L.P. LOGO]

                                  COMMON UNITS

                                DEBT SECURITIES

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

     Our common units are traded on the New York Stock Exchange under the symbol "KMP." The last reported sale price of our common units on February 21, 2001, as reported on the NYSE Composite Transactions tape, was $59.70 per unit.

     We will provide information in the prospectus supplement for the expected trading market, if any, for the debt securities.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF THE MATERIAL RISKS INVOLVED IN INVESTING OUR SECURITIES.
                                ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------

               The date of this prospectus is February 27, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................     3
Kinder Morgan Energy Partners, L.P..........................     4
Risk Factors................................................     5
Use of Proceeds.............................................    11
Consolidated Ratios of Earnings to Fixed Charges............    12
Description of Debt Securities..............................    12
Description of Common Units.................................    22
Material Federal Income Tax Considerations Relating to
  Units.....................................................    24
Plan of Distribution........................................    40
Validity of the Securities..................................    41
Experts.....................................................    41
Information Regarding Forward-Looking Statements............    42

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THE OFFERED SECURITIES. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THOSE DOCUMENTS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information as well as the information included in this prospectus. We incorporate by reference the following documents:

     - Our annual report on Form 10-K for the year ended December 31, 1999;

     - Our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

     - Our current reports on Form 8-K and Form 8-K/A filed on March 28, 2000, March 31, 2000, April 3, 2000, June 28, 2000, December 1, 2000, December 7, 2000 and February 20, 2001; and

     - All documents filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the completion of the sale of securities offered hereby.

     You may read and copy any document we file at the SEC's public reference rooms located at:

    - 450 Fifth Street, N.W.  - Seven World Trade Center  - Northwest Atrium Center
      Washington, D.C. 20549    New York, New York 10048    500 West Madison Street
                                                            Chicago, Illinois 60661

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Our SEC filings are also available to the public on the SEC's Web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our limited partner interests are listed.

     We will provide a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents at no cost by request directed to us at the following address and telephone number:

       Kinder Morgan Energy Partners, L.P.
       Investor Relations Department
       One Allen Center, Suite 1000
       500 Dallas Street
       Houston, Texas 77002
       (713) 369-9000

                      KINDER MORGAN ENERGY PARTNERS, L.P.

     We are a Delaware limited partnership formed in August 1992. We are the largest publicly-traded pipeline master limited partnership in the United States and have the second largest products pipeline system based on volumes delivered. Our operations are grouped into the following four reportable business segments:

     - PRODUCT PIPELINES: Over 10,000 miles of pipelines and associated terminals delivering gasoline, diesel, jet fuel and natural gas liquids to various markets. Includes Pacific Operations, 51% of Plantation Pipe Line Company, North System, Cypress Pipeline, 32.5% of Cochin Pipeline System, 50% interest in Heartland Pipeline Company and transmix operations;

     - NATURAL GAS PIPELINES: Includes Kinder Morgan Interstate Gas Transmission LLC, Kinder Morgan Texas Pipeline, L.P., a 66 2/3% interest in Trailblazer Pipeline Company, a 49% interest in Red Cedar Gathering Company, the Casper and Douglas gathering system, a 25% interest in Thunder Creek Gas Services LLC and a 50% interest in Coyote Gas Treating LLC;

     - CO(2) PIPELINES: Transports via pipeline and markets CO(2) for use in enhanced oil recovery projects. Assets include 50% of Cortez Pipeline, Central Basin Pipeline, 81% of CRC Pipeline, 13% of Bravo Pipeline, 45% of McElmo Dome, 11% of Bravo Dome, and interests in four unitized fields in West Texas; and

     - BULK TERMINALS: Includes over 25 owned and operated bulk terminal facilities handling over 40 million tons of coal, petroleum coke and other bulk products annually.

                                  RISK FACTORS

     You should carefully consider the risks described below in addition to other information contained or incorporated by reference in this prospectus. Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flows and results of operations.

RISKS RELATED TO OUR BUSINESS

     PENDING FEDERAL ENERGY REGULATORY COMMISSION AND CALIFORNIA PUBLIC UTILITIES COMMISSION PROCEEDINGS SEEK SUBSTANTIAL REFUNDS AND REDUCTIONS IN TARIFF RATES ON SOME OF OUR PIPELINES. Some shippers on our pipelines have filed complaints with the Federal Energy Regulatory Commission and California Public Utilities Commission that seek substantial refunds and reductions in the tariff rates on our Pacific operations. Adverse decisions regarding these complaints could negatively impact our cash flow. Additional challenges to tariff rates could be filed with the Federal Energy Regulatory Commission and California Public Utilities Commission in the future.

     In the first set of complaints filed between 1992 and 1995 before the Federal Energy Regulatory Commission, some shippers alleged that pipeline tariff rates:

     - for the West line, serving southern California and Arizona, were not entitled to "grandfathered" status under the Energy Policy Act because "substantially changed circumstances" had occurred pursuant to the Energy Policy Act; and

     - for the East line, serving New Mexico and Arizona, were unjust and unreasonable.

An initial decision by the Federal Energy Regulatory Commission administrative law judge was issued on September 25, 1997. The initial decision determined that the Pacific operations' West line rates were grandfathered under the Energy Policy Act. The initial decision also included rulings that were generally adverse to the Pacific operations regarding certain cost of service issues for the East line.

     On January 13, 1999, the Federal Energy Regulatory Commission issued an opinion that affirmed, in major respects, the initial decision, but also modified parts of the decision that were adverse to us. In May 2000, the Federal Energy Regulatory Commission issued a new opinion affirming in part and modifying and clarifying in part the January 13, 1999 opinion. Some of the complainants have appealed the Federal Energy Regulatory Commission's decision to the United States Court of Appeals for the District of Columbia Circuit.

     During the pendency of the above-referenced complaint proceeding, some shippers filed complaints that predominantly attacked the pipeline tariff rates of the Pacific operations, contending that the rates were not just and reasonable under the Interstate Commerce Act and should not be entitled to "grandfathered" status under the Energy Policy Act. These complaints covered rates for service on the East line, the West line, the North line serving the area between San Francisco, California and Reno, Nevada, and the Oregon line serving the area from Portland, Oregon to Eugene, Oregon. The complaints seek substantial reparations for alleged overcharges during the years in question and request prospective rate reduction on each of the challenged facilities. These complaints are expected to proceed to hearing in August 2001, with an initial decision by the administrative law judge expected in the first half of 2002. In January 2000, several of the shippers amended and restated their complaints challenging the tariff rates of the Pacific operations and filed additional complaints in July and August 2000. We are vigorously defending against all of these complaints.

     The complaints filed before the California Public Utilities Commission challenge the rates charged for intrastate transportation of refined petroleum through the Pacific operations' pipeline system in California. On August 6, 1998, the California Public Utilities

Commission issued its decision dismissing the complainants' challenge to SFPP, L.P.'s intrastate rates. On June 24, 1999, the California Public Utilities Commission granted limited rehearing of its August 1998 decision for the purpose of:

     - addressing the proper ratemaking treatment for partnership tax expenses;

     - the calculation of environmental costs; and

     - the public utility status of SFPP, L.P.'s Sepulveda line and its Watson Station gathering enhancement facilities.

     On April 10, 2000, the complainants filed a new complaint with the California Public Utilities Commission asserting SFPP, L.P.'s intrastate rates were not just and reasonable.

     OUR ACQUISITION STRATEGY MAY REQUIRE ACCESS TO NEW CAPITAL, AND TIGHTENED CREDIT MARKETS OR MORE EXPENSIVE CAPITAL WILL IMPAIR OUR ABILITY TO EXECUTE OUR STRATEGY. Part of our business strategy includes acquiring additional businesses that will allow us to increase distributions to unitholders. During the period from December 31, 1996 to December 31, 2000, we made several acquisitions that increased our asset base over 14 times and increased our net income over 23 times. We regularly consider and enter into discussions regarding potential acquisitions and are currently contemplating potential acquisitions. While there are currently no unannounced purchase agreements pending for the acquisition of any business or assets, such transactions can be effected quickly, may occur at any time and may be significant in size relative to our existing assets. We may need new capital to finance these acquisitions. Limitations on our access to capital will impair our ability to execute our strategy. Expensive capital will limit our ability to make acquisitions accretive. Our ability to maintain our capital structure may impact the market value of our common units and our debt securities.

     ENVIRONMENTAL REGULATION SIGNIFICANTLY AFFECTS OUR BUSINESS. Our business operations are subject to federal, state and local laws and regulations relating to environmental protection. If an accidental leak or spill of liquid petroleum products occurs from our pipelines or at our storage facilities, we may have to pay a significant amount to clean up the leak or spill. The resulting costs and liabilities could negatively affect our level of cash flow. In addition, emission controls required under the Federal Clean Air Act and other similar federal and state laws could require significant capital expenditures at our facilities. Although we cannot predict the impact of Environmental Protection Agency standards or future environmental measures, our costs could increase significantly if environmental laws and regulations become stricter. Since the costs of environmental regulation are already significant, additional regulation could negatively affect our business.

     COMPETITION COULD ULTIMATELY LEAD TO LOWER LEVELS OF PROFITS AND LOWER OUR CASH FLOW. Propane competes with electricity, fuel, oil and natural gas in the residential and commercial heating market. In the engine fuel market, propane competes with gasoline and diesel fuel. Butanes and natural gasoline used in motor gasoline blending and isobutane used in premium fuel production compete with alternative products. Natural gas liquids used as feed stocks for refineries and petrochemical plants compete with alternative feed stocks. The availability and prices of alternative energy sources and feed stocks significantly affect demand for natural gas liquids.

     Refined product pipelines are generally the lowest cost method for intermediate and long-haul overland refined product movement. Accordingly, the most significant competitors to our product pipelines are:

     - proprietary pipelines owned and operated by major oil companies in the areas where our pipelines deliver products;

     - refineries within the market areas served by our product pipelines; and

     - trucks.

     Additional product pipelines may be constructed in the future to serve specific markets now served by our pipelines.

     Trucks competitively deliver products in certain markets. Recently, major oil companies have increased the usage of trucks, resulting in minor but notable reductions in product volumes delivered to certain shorter-haul destinations, primarily Orange County and Colton, California served by the South and West lines of the Pacific operations. We cannot predict with certainty whether this trend towards increased short-haul trucking will continue in the future.

     Demand for terminaling services varies widely throughout the product pipeline system. Certain major petroleum companies and independent terminal operators directly compete with us at several terminal locations. At those locations, pricing, service capabilities and available tank capacity control market share.

     Our natural gas pipelines compete against other existing natural gas pipelines originating from the same sources or serving the same markets as our natural gas pipelines. In addition, we also may face competition from natural gas pipelines that may be built in the future.

     Our ability to compete also depends upon general market conditions, which may change. We conduct our operations without the benefit of exclusive franchises from government entities. We provide common carrier transportation services through our pipelines at posted tariffs and, with respect to our Pacific operations, almost always without long-term contracts for transportation service with customers. Demand for transportation services on our pipelines is primarily a function of:

     - total and per capita consumption;

     - prevailing economic and demographic conditions;

     - alternate modes of transportation;

     - alternate sources; and

     - price.

     WE GENERALLY DO NOT OWN THE LAND ON WHICH OUR PIPELINES ARE CONSTRUCTED AND WE ARE SUBJECT TO THE POSSIBILITY OF INCREASED COSTS FOR THE LOSS OF LAND
USE. We generally do not own the land on which our pipelines are constructed. Instead, we obtain the right to construct and operate the pipelines on other people's land for a period of time. If we were to lose these rights, our business could be affected negatively.

     Southern Pacific Transportation Company has allowed us to construct and operate a significant portion of our Pacific operations' pipeline under their railroad tracks. Southern Pacific Transportation Company and its predecessors were given the right to construct their railroad tracks under federal statutes enacted in 1871 and 1875. The 1871 statute was thought to be an outright grant of ownership that would continue until the land ceased to be used for railroad purposes. Two United States Circuit Courts, however, ruled in 1979 and 1980 that railroad rights-of-way granted under laws similar to the 1871 statute provide only the right to use the surface of the land for railroad purposes without any right to the underground portion. If a court were to rule that the 1871 statute does not permit the use of the underground portion for the operation of a pipeline, we may be required to obtain permission from the land owners in order to continue to maintain the pipelines. Although no assurance can be given, we believe we could obtain that permission over time at a cost that would not negatively affect us.

     Whether we have the power of eminent domain for our pipelines varies from state to state depending upon the type of pipeline -- petroleum liquids, natural gas or carbon dioxide -- and the laws of the particular state. Our inability to exercise the power of eminent domain could negatively affect our business if we were to lose the right to use or occupy the property on which our pipelines are located.

     OUR RAPID GROWTH MAY CAUSE DIFFICULTIES INTEGRATING NEW OPERATIONS. Part of our business strategy includes acquiring additional businesses that will allow us to increase distributions to unitholders. During the period from December 31, 1996 to December 31, 2000, we made several acquisitions that increased our asset base over 14 times and increased our net income over 23 times. We believe that we can profitably combine the operations of acquired businesses with our existing operations. However, unexpected costs or challenges may arise whenever businesses with different operations and management are combined. Successful business combinations require management and other personnel to devote significant amounts of time to integrating the acquired business with existing operations. These efforts may temporarily distract their attention from day-to-day business, the development or acquisition of new properties and other business opportunities. In addition, the management of the acquired business often will not join our management team. The change in management may make it more difficult to integrate an acquired business with our existing operations.

     OUR DEBT INSTRUMENTS MAY LIMIT OUR FINANCIAL FLEXIBILITY. The instruments governing our debt contain restrictive covenants that may prevent us from engaging in certain transactions we deem beneficial. The agreements governing our debt generally require us to comply with various affirmative and negative covenants, including the maintenance of certain financial ratios and restrictions on:

     - incurring additional debt;

     - entering into mergers, consolidations and sales of assets; and

     - granting liens.

     The instruments governing any future debt may contain similar restrictions.

     RESTRICTIONS ON OUR ABILITY TO PREPAY THE DEBT OF SFPP, L.P. MAY LIMIT OUR FINANCIAL FLEXIBILITY. SFPP, L.P. is subject to restrictions with respect to its debt that may limit our flexibility in structuring or refinancing existing or future debt. These restrictions include the following:

     - before December 15, 2002, we may prepay SFPP, L.P.'s first mortgage notes with a make-whole prepayment premium; and

     - we agreed as part of the acquisition of the Pacific operations not to take actions with respect to $190 million of SFPP, L.P.'s debt that would cause adverse tax consequences for the prior general partner of SFPP, L.P.

RISK RELATED TO OWNERSHIP OF OUR DEBT SECURITIES IF WE DEFAULT

     DEBT SECURITIES ARE SUBORDINATED TO SFPP DEBT. Since SFPP, L.P. will not guarantee the debt securities, the debt securities will be effectively subordinated to all debt of SFPP. If SFPP defaults on its debt, the holders of the debt securities would not receive any money from SFPP until SFPP repaid its debt in full. SFPP is the operating partnership that owns our Pacific Operations. Similarly, if businesses we acquire in the future have debt that cannot be prepaid, we will be effectively subordinated to that debt. See "Description of Debt Securities."

RISKS RELATED TO OWNERSHIP OF OUR COMMON UNITS IF WE DEFAULT

     UNITHOLDERS MAY HAVE NEGATIVE TAX CONSEQUENCES IF WE DEFAULT ON OUR DEBT OR SELL ASSETS. If we default on any of our debt, the lenders will have the right to sue us for non-payment. Such an action could cause an investment loss and cause negative tax consequences for unitholders through the realization of taxable income by unitholders without a corresponding cash distribution. Likewise, if we were to dispose of assets and realize a taxable gain while there is substantial debt outstanding and proceeds of the sale were applied to the debt, unitholders could have increased taxable income without a corresponding cash distribution.

     THERE IS THE POTENTIAL FOR A CHANGE OF CONTROL IF KINDER MORGAN, INC. DEFAULTS ON DEBT. Kinder Morgan, Inc. owns all of the outstanding capital stock of the general partner. KMI has significant operations which provide cash independent of dividends that KMI receives from the general partner. Nevertheless, if KMI defaults on its debt, its lenders could acquire control of the general partner.

RISKS RELATED TO OUR COMMON UNITS

     COMMON UNITHOLDERS HAVE LIMITED VOTING RIGHTS AND LIMITED CONTROL. Holders of common units have only limited voting rights on matters affecting the partnership. The general partner manages partnership activities. Holders of common units have no right to elect the general partner on an annual or other ongoing basis. If the general partner withdraws, however, its successor may be elected by the holders of a majority of the outstanding common units (excluding units owned by the departing general partner and its affiliates).

     The limited partners may remove the general partner only if:

     - the holders of at least 66 2/3% of the outstanding common units, excluding common units owned by the departing general partner and its affiliates, vote to remove the general partner;

     - a successor general partner is approved by at least 66 2/3% of the outstanding common units, excluding common units owned by the departing general partner and its affiliates; and

     - the partnership receives an opinion of counsel opining that the removal would not result in the loss of the limited liability to any limited partner or the limited partner of the operating partnership or cause the partnership or the operating partnership to be taxed other than as a partnership for federal income tax purposes.

     A PERSON OR GROUP OWNING 20% OR MORE OF THE COMMON UNITS CANNOT VOTE. Any common units held by a person or group that owns 20% or more of the common units cannot be voted. This limitation does not apply to the general partner and its affiliates. This provision may:

     - discourage a person or group from attempting to remove the general partner or otherwise change management; and

     - reduce the price at which the common units will trade under certain circumstances. For example, a third party will probably not attempt to remove the general partner and take over our management by making a tender offer for the common units at a price above their trading market price without removing the general partner and substituting an affiliate.

     THE GENERAL PARTNER'S LIABILITY TO THE PARTNERSHIP AND UNITHOLDERS MAY BE LIMITED. The partnership agreement contains language limiting the liability of the general partner to the partnership or the holders of common units. For example, the partnership agreement provides that:

     - the general partner does not breach any duty to the partnership or the holders of common units by borrowing funds or approving any borrowing. The general partner is protected even if the purpose or effect of the borrowing is to increase incentive distributions to the general partner;

     - the general partner does not breach any duty to the partnership or the holders of common units by taking any actions consistent with the standards of reasonable discretion outlined in the definitions of available cash and cash from operations contained in the partnership agreement; and

     - the general partner does not breach any standard of care or duty by resolving conflicts of interest unless the general partner acts in bad faith.

     THE PARTNERSHIP AGREEMENT MODIFIES THE FIDUCIARY DUTIES OF THE GENERAL PARTNER UNDER DELAWARE LAW. Such modifications of state law standards of fiduciary and other duties may significantly limit the ability of unitholders to successfully challenge the actions of the general partner as being a breach of what would otherwise have been a duty. These standards include the highest duties of good faith, fairness and loyalty to the limited partners. Such a duty of loyalty would generally prohibit a general partner of a

Delaware limited partnership from taking any action or engaging in any transaction for which it has a conflict of interest. Under the partnership agreement, the general partner may exercise its broad discretion and authority in the management of the partnership and the conduct of its operations.

     UNITHOLDERS MAY HAVE LIABILITY TO REPAY DISTRIBUTIONS. Unitholders will not be liable for assessments in addition to their initial capital investment in the common units. Under certain circumstances, however, holders of common units may have to repay the partnership amounts wrongfully returned or distributed to them. Under Delaware law, we may not make a distribution to you if the distribution causes the liabilities of the partnership to exceed the fair value of the partnership's assets. Liabilities to partners on account of their partnership interests and non-recourse liabilities are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that for a period of three years from the date of such a distribution, a limited partner who receives the distribution and knew at the time of the distribution that the distribution violated Delaware law will be liable to the limited partnership for the distribution amount. Under Delaware law, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of the assignor to make contributions to the partnership. However, such an assignee is not obligated for liabilities unknown to the assignee at the time the assignee became a limited partner if the liabilities could not be determined from the partnership agreement.

     UNITHOLDERS MAY BE LIABLE IF WE HAVE NOT COMPLIED WITH STATE PARTNERSHIP LAW. We conduct our business in a number of states. In some of those states the limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established. The unitholders might be held liable for the partnership's obligations as if they were a general partner if:

     - a court or government agency determined that we were conducting business in the state but had not complied with the state's partnership statute; or

     - unitholders' rights to act together to remove or replace the general partner or take other actions under the partnership agreement constitute "control" of the partnership's business.

     THE GENERAL PARTNER MAY BUY OUT MINORITY UNITHOLDERS IF IT OWNS 80% OF THE UNITS. If at any time the general partner and its affiliates own 80% or more of the issued and outstanding common units, the general partner will have the right to purchase all of the remaining common units. Because of this right, a unitholder will have to sell its common units at a time or price that may be undesirable. The general partner may only purchase all of the common units. The purchase price for such a purchase will be the greater of:

     - the most recent 20-day average trading price as of the date five days prior to the date the notice of purchase is mailed; or

     - the highest purchase price paid by the general partner or its affiliates to acquire common units during the prior 90 days.

The general partner can assign this right to its affiliates or to the partnership.

     WE MAY SELL ADDITIONAL LIMITED PARTNER INTERESTS, DILUTING EXISTING INTERESTS OF UNITHOLDERS. The partnership agreement allows the general partner to cause the partnership to issue additional common units and other equity securities. When we issue additional equity securities, your proportionate partnership interest will decrease. Such an issuance could negatively affect the amount of cash distributed to unitholders and the market price of common units. Issuance of additional common units will also diminish the relative voting strength of the previously outstanding common units. There is no limit on the total number of common units we may issue.

     THE GENERAL PARTNER CAN PROTECT ITSELF AGAINST DILUTION. Whenever the partnership issues equity securities to any person other than the general partner and its affiliates, the general partner has the right to purchase additional limited partnership interests on the same terms. This allows the general partner to maintain its partnership interest in the partnership. No other unitholder has a similar right. Therefore, only the general partner may protect itself against dilution caused by issuance of additional equity securities.

     THERE ARE POTENTIAL CONFLICTS OF INTEREST RELATED TO THE OPERATION OF THE PARTNERSHIP. Certain conflicts of interest could arise among the partnership, the general partner and its ultimate corporate parent, Kinder Morgan, Inc. ("KMI"). Such conflicts may include, among others, the following situations:

     Some of the directors and officers of KMI are also our directors and officers and directors and officers of the general partner. Conflicts of interest may result due to the fiduciary duties such directors and officers may have to manage the business of KMI in a manner beneficial to KMI and its shareholders. The resolution of these conflicts may not always be in the best interests of the partnership's unitholders.

     The general partner may not be fully reimbursed for the use of its officers and employees. KMI shares administrative personnel with the general partner to operate both KMI's business and the business of the partnership. As a result, the officers of the general partner, who in some cases may also be officers of KMI, must allocate, in their reasonable and sole discretion, the time the general partner's employees spend on behalf of the partnership and on behalf of KMI. These allocations are not the result of arms-length negotiations between the general partner and KMI. Although the general partner intends to be reimbursed for its employees' activities, due to the nature of the allocations, this reimbursement may not exactly match the actual time and overhead spent. Since the partnership reimburses the general partner for its general and administrative expenses, the under allocation of the time and overhead spent on KMI's activities would negatively affect the amount of cash available for distribution to the partnership's unitholders. See Item 13. "Certain Relationships and Related Transactions -- General and Administrative Expenses" in our most recent annual report on Form 10-K.

     The general partner's decisions may affect cash distributions to unitholders. The general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings and reserves. All of these decisions can impact the amount of cash distributed by the partnership to its unitholders, which, in turn, affects the amount of the cash incentive distribution to the general partner.

     The general partner tries to avoid being personally liable for partnership obligations. The general partner is permitted to protect its assets in this manner by the partnership agreement. Under the partnership agreement, the general partner does not breach duties even if the partnership could have obtained more favorable terms without limitations on the general partner's liability.

     The general partner's decision to exercise or assign its call right to purchase all of the limited partnership interests may conflict with the interests of the unitholders. If the general partner exercises this right, a unitholder will have to sell its interest at a time or price that may be undesirable.

                                USE OF PROCEEDS

     The net proceeds from the sale of the common units and the debt securities will be added to our general funds and will be used to repay debt, fund capital expenditures, provide working capital and for general corporate purposes. Other purposes may be stated in a prospectus supplement.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The historical ratios of earnings to fixed charges of Kinder Morgan Energy Partners and our consolidated subsidiaries for the periods indicated are as follows:

    YEAR ENDED DECEMBER 31,
--------------------------------
2000   1999   1998   1997   1996
----   ----   ----   ----   ----
3.82   4.36   3.64   2.65   2.15

In all cases, earnings is determined by adding:

     - income before income taxes, extraordinary items, equity income and minority interest; plus

     - fixed charges, amortization of capitalized interest and distributed income of equity investees; less

     - capitalized interest.

In all cases, fixed charges include:

     - interest, including capitalized interest; plus

     - amortization of debt issuance costs; plus

     - the estimated interest portion of rental expenses.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be:

     - our direct unsecured general obligations; and

     - either senior debt securities or subordinated debt securities.

     Senior debt securities will be issued under a "senior indenture" and subordinated debt securities will be issued under a "subordinated indenture". Together the senior indenture and the subordinated indenture are called the indentures, and the senior debt securities and the subordinated debt securities are called debt securities.

     We have summarized the material provisions of the indentures in the following order:

     - those provisions that apply only to the senior indenture;

     - those provisions that apply only to the subordinated indenture; and

     - those provisions that apply to both indentures.

     We have not restated these agreements in their entirety. We have filed the forms of the indentures as exhibits to the registration statement of which this prospectus is a part. You should read the indentures, because they, and not this description, control your rights as holders of the debt securities. In the summary below, we have included references to section numbers of the applicable indentures so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indentures.

SPECIFIC TERMS OF EACH SERIES OF DEBT SECURITIES IN THE PROSPECTUS SUPPLEMENT

     A prospectus supplement and any supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the form and title of the debt securities;

     - the total principal amount of the debt securities;

     - the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

     - the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

     - any right we may have to defer payments of interest by extending the dates payments are due whether interest on those deferred amounts will be payable as well;

     - the place where the principal of (and premium, if any) and interest on any debt securities will be payable;

     - the dates on which the principal of the debt securities will be payable;

     - the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

     - any optional redemption provisions;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     - any changes to or additional events of default or covenants;

     - any changes in trustees or paying or authenticating agents; and

     - any other terms of the debt securities.

PROVISIONS ONLY IN THE SENIOR INDENTURE

     The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior indenture contains provisions that:

     - limit our ability to put liens on our principal assets;

     - limit our ability to sell and lease back our principal property; and

     - require our subsidiaries that in the future guarantee our long term debt to guarantee the senior debt securities on an equal basis.

     The subordinated indenture does not contain any similar provisions. We have described below these provisions and some of the defined terms used in them.

     LIMITATIONS ON LIENS. The senior indenture provides that we will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any lien upon any Principal Property, as defined below, or upon any shares of capital stock of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the senior indenture or thereafter acquired, to secure any of our debt or the debt of any other person, other than the senior debt securities issued under the senior indenture, without in any such case making effective provision whereby all of the senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, that debt so long as that debt is so secured.

     "Principal Property" means, whether owned or leased on the date of the senior indenture or thereafter acquired:

          (a) any pipeline assets of ours or of any Subsidiary, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, natural gas liquids and carbon dioxide, that are located in the United States of America or any territory or political subdivision thereof; and

          (b) any processing or manufacturing plant or terminal owned or leased by us or any Subsidiary that is located in the United States or any territory or political subdivision thereof,

except, in the case of either of the foregoing clauses (a) or (b):

          (1) any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and

          (2) any such assets, plant or terminal which, in the opinion of the board of directors of Kinder Morgan G.P., Inc., our general partner, is not material in relation to our activities or to our activities and those of our Subsidiaries, taken as a whole.

     There is excluded from this restriction:

          1. Permitted Liens, as defined below;

          2. any lien upon any property or assets created at the time of acquisition of that property or assets by us or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

          3. any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof, whichever is later, to provide funds for that purpose;

          4. any lien upon any property or assets existing thereon at the time of the acquisition thereof by us or any Subsidiary; provided, however, that such lien only encumbers the property or assets so acquired;

          5. any lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a Subsidiary;

          6. with respect to any series, any lien upon any property or assets of the Partnership or any Subsidiary in existence on the date the senior debt securities of such series are first issued or provided for pursuant to agreements existing on such date;

          7. liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which we or the applicable Subsidiary has not exhausted our appellate rights;

          8. any extension, renewal, refinancing, refunding or replacement, or successive extensions, renewals, refinancing, refunding or replacements, of liens, in whole or in part, referred to in clauses (1) through (7), inclusive, above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of ours and our Subsidiaries, including any premium, incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

          9. any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing any of our debt or debt of any Subsidiary.

     Notwithstanding the foregoing, under the senior indenture, we may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property to secure debt of the Partnership or any person, other than the senior debt securities, that is not excepted by clauses (1) through (9), inclusive, above without securing the senior debt securities issued under the senior indenture; provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets. (Section 1006)

     "Permitted Liens" means:

          (1) liens upon rights-of-way for pipeline purposes;

          (2) any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

          (3) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

          (4) liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by us or any Subsidiary in good faith;

          (5) liens of, or to secure performance of, leases, other than capital leases;

          (6) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

          (7) any lien upon property or assets acquired or sold by us or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

          (8) any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

          (9) any lien in favor of us or any Subsidiary;

          (10) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by us or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

          (11) any lien securing industrial development, pollution control or similar revenue bonds;

          (12) any lien securing our debt or debt of any Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding senior debt securities under the senior indenture in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding senior debt securities under the senior indenture, including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by us or any Subsidiary in connection therewith;

          (13) liens in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

          (14) any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

     "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

     - all current liabilities, excluding

       - any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and

       - current maturities of long-term debt; and

     - the value, net of any applicable reserves, of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth, or on a proforma basis would be set forth, on our consolidated balance sheet our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

     RESTRICTION ON SALE-LEASEBACKS. The senior indenture provides that we will not, and will not permit any Subsidiary to, engage in the sale or transfer by us or any Subsidiary of any Principal Property to a person, other than the Partnership or a Subsidiary, and the taking back by us or any Subsidiary, as the case may be, of a lease of such Principal Property (a "Sale-Leaseback Transaction"), unless:

     (1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

     (2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

     (3) we or a Subsidiary would be entitled to incur debt secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities; or

     (4) we or a Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to:

     - the prepayment, repayment, redemption, reduction or retirement of any of our debt or the debt of any Subsidiary that is not subordinated to the senior debt securities, or

     - the expenditure or expenditures for Principal Property used or to be used in the ordinary course of our business or the business of our Subsidiaries.

     "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in such transaction, of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction, including any period for which such lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no such termination.

     Notwithstanding the foregoing, under the senior indenture the Partnership may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the first paragraph under "-- Restriction on Sale-Leasebacks," provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding debt (other than the senior debt securities) secured by liens upon Principal Properties not excepted by clauses (1) through (9), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 10% of Consolidated Net Tangible Assets. (Section 1007)

     POTENTIAL GUARANTY OF SENIOR DEBT SECURITIES BY SUBSIDIARIES. We are a holding company that conducts all of our operations through our subsidiaries. Initially, none of our Subsidiaries will guarantee the senior debt securities. However, the senior indenture requires our Subsidiaries which become guarantors or co-obligors of our Funded Debt, as defined below, to fully and unconditionally guarantee, as "Guarantors," our payment obligations on the senior debt securities. In particular, the senior indenture will require those Subsidiaries who become guarantors or borrowers under our Funded Debt, other than senior debt securities, to equally guarantee the senior debt securities. (Section 1401)

     In the indentures, the term "Subsidiary" means, with respect to any person:

     - any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof; or

     - any partnership of which more than 50% of the partners' equity interests, considering all partners' equity interests as a single class, is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or combination thereof.

  "Funded Debt" means all debt :

     - maturing one year or more from the date of its creation;

     - directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating to the debt, to a date one year or more from the date of its creation; or

     - under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

     ADDITION AND RELEASE OF GUARANTEES. The senior indenture provides that if any of our Subsidiaries is a guarantor or obligor of any of our Funded Debt, other than senior debt securities, at any time on or subsequent to the date on which the senior debt securities are originally issued, including, without limitation, following any release of the Subsidiary from its Guarantee as described below, then we will cause the senior debt securities to be equally and ratably guaranteed by such Subsidiary. Under the terms of the senior indenture, a Guarantor may be released from its Guarantee if such Guarantor is not a guarantor or obligor of any of our Funded Debt, provided that no Default or Event of Default under the senior indenture has occurred or is continuing. (Section 1402)

     Each of the Guarantees will be an unsecured obligation of a Guarantor and will rank equally with existing and future unsecured debt that is not expressly subordinated to its Guarantee.

     Each Guarantor will be obligated under its Guarantee only up to an amount that will not constitute a fraudulent conveyance or fraudulent transfer under federal, state or foreign law.

     SENIOR DEBT SECURITIES EFFECTIVELY SUBORDINATED TO DEBT OF NON-GUARANTOR SUBSIDIARIES. Holders of senior debt securities will effectively have a junior position to claims of creditors and preferred stockholders of our subsidiaries who are not Guarantors. SFPP, L.P., the subsidiary that owns our Pacific Operations, currently has debt agreements that prohibit it from being a guarantor of any of our debt. As a result, SFPP will not be required to become a Guarantor. As of December 31, 2000, SFPP had approximately $119 million of outstanding debt to non-affiliates. This debt of SFPP, and any future debt it incurs, effectively will be senior to the senior debt securities.

PROVISIONS ONLY IN THE SUBORDINATED INDENTURE

     SUBORDINATED DEBT SECURITIES SUBORDINATED TO SENIOR DEBT. The subordinated debt securities will rank junior in right of payment to all of our Senior Debt. "Senior Debt" is defined to include all notes or other unsecured evidences of indebtedness, including guarantees by us for money borrowed by us, not expressed to be subordinate or junior in right of payment to any of our other indebtedness.

     PAYMENT BLOCKAGES. The subordinated indenture provides that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

     - we or our property are involved in any voluntary or involuntary liquidation or bankruptcy;

     - we fail to pay the principal, interest, any premium or any other amounts on any Senior Debt when due; or

     - we have a nonpayment default on any Senior Debt that imposes a payment blockage on the subordinated debt securities for a maximum of 179 days at any one time.

     (Sections 1401, 1402 and 1403 of the subordinated indenture)

     SUBORDINATED DEBT SECURITIES SUBORDINATED TO ALL DEBT OF SUBSIDIARIES. The subordinated indenture will not require our Subsidiaries to guarantee the subordinated debt securities. As a result, the holders of subordinated debt securities will generally have a junior position to claims of all creditors and preferred stockholders of our subsidiaries.

     NO LIMITATION ON AMOUNT OF SENIOR DEBT. The subordinated indenture will not limit the amount of Senior Debt that we may incur.

PROVISIONS IN BOTH INDENTURES

     CONSOLIDATION, MERGER OR ASSET SALE. Each indenture generally allows us to consolidate or merge with a domestic person, association or entity. They also allow us to sell, lease or transfer all or substantially all of our property and assets to a domestic person, association or entity. If this happens, the remaining or acquiring person, association or entity must assume all of our responsibilities and liabilities under the Indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

     However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer all or substantially all of our assets according to the terms and conditions of the indentures, which include the following requirements:

     - the remaining or acquiring person, association or entity is organized under the laws of the United States, any state or the District of Columbia;

     - the remaining or acquiring person, association or entity assumes our obligations under the indentures; and

     - immediately after giving effect to the transaction no Default or Event of Default, as defined below, exists.

     The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the Indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the indentures. (Sections 801 & 802)

     If, at any time, any of our Subsidiaries is required to guarantee the senior debt securities, the restriction on our ability to consolidate or merge and to sell, lease or transfer all or substantially all of our property and assets also will apply to that Subsidiary.

     MODIFICATION OF INDENTURES. Under each indenture, generally we and the trustee may modify our rights and obligations, the Guarantors' rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

     - correcting errors;

     - providing for a successor trustee;

     - qualifying the indentures under the Trust Indenture Act; or

     - adding provisions relating to a particular series of debt securities.

     (Sections 901 & 902)

     EVENTS OF DEFAULT AND REMEDIES. "Event of Default" when used in an indenture, will mean any of the following:

     - failure to pay the principal of or any premium on any debt security when due;

     - failure to pay interest on any debt security for 30 days;

     - failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

     - our bankruptcy, insolvency or reorganization; or

     - any other Event of Default included in any indenture or supplemental indenture. (Section 501)

     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an Indenture. Further, an Event of Default under the debt securities of any series will not necessarily constitute an event of default under our other indebtedness or vice versa. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. (Section 602)

     If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration. (Section 502)

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. (Section 601) If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. (Section 512)

     NO LIMIT ON AMOUNT OF DEBT SECURITIES. Neither of the indentures limits the amount of debt securities that we may issue. Each indenture allows us to issue debt securities up to the principal amount that we authorize.

     NO PERSONAL LIABILITY OF GENERAL PARTNER. Kinder Morgan G.P., Inc., our general partner, and its directors, officers, employees and shareholders will not have any liability for our obligations under the indentures or the debt securities. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

     DISCHARGING OUR OBLIGATIONS. We and the Guarantors, if any, may choose either to discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 1302)

     We may discharge our obligations under the indentures or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

     CONCERNING THE TRUSTEE. First Union National Bank will initially act as trustee under the senior indenture and the subordinated indenture. The corporate trust office of the trustee is located at 40 Broad Street, Suite 550, New York, New York 10004.

     Under provisions of the indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions.

     The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. (Section 610)

     Each indenture contains certain limitations on the right of the trustee thereunder, in the event that it becomes a creditor of the Partnership, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 613)

     The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

     Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, we have complied with all conditions precedent to the action. (Section 102)

     Governing Law. The indentures are and the debt securities will be governed by the laws of the State of New York.

     FORM, DENOMINATION AND REGISTRATION; BOOK ENTRY ONLY SYSTEM. Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 301) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305)

     Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or any successor depositary, which we call a depositary, and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

     Ownership of beneficial interests in a global note will be limited to persons, called participants, who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities of that series represented by such global note for all purposes of the indenture, the debt securities of that series and applicable law. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those under the applicable indenture.

     Payments on debt securities represented by global notes will be made to DTC or its nominee, as the registered owner thereof. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in global notes, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action taken or omitted to be taken by the depositary or any participant.

     We expect that DTC or its nominee will credit participants' accounts on the payable date with payments in respect of a global note in amounts proportionate to their respective beneficial interest in the principal amount of such global note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be impaired. Because DTC can only act on behalf of participants, who in turn act on behalf of others, such as securities brokers and dealers, banks and trust companies, called indirect participants, the ability of a person having a beneficial interest in a global note to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

     We believe it is the policy of DTC to take any action permitted to be taken by a holder of debt securities of a series only at the direction of one or more participants to whose account interests in global notes are credited and only in respect of such portion of the aggregate principal amount of the debt securities of a series as to which such participant or participants has or have given such direction.

     If (1) the depositary notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by us within 90 days or (2) an event of default with respect to a series of debt securities shall have occurred and be continuing, the respective global notes representing the affected series of debt securities will be exchanged for debt securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities shall be registered in such name or names as the depositary shall instruct the trustee. Such instructions will most likely be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global notes.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including those who may act as underwriters of our debt securities, and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

                          DESCRIPTION OF COMMON UNITS

NUMBER OF COMMON UNITS

     As of December 31, 2000, we had 64,858,109 common units outstanding. Our partnership agreement does not limit the number of common units we may issue.

WHERE COMMON UNITS ARE TRADED

     Our outstanding common units are listed on the New York Stock Exchange under the symbol "KMP". Any additional common units we issue will also be listed on the NYSE.

QUARTERLY DISTRIBUTIONS

     Our partnership agreement requires us to distribute 100% of "Available Cash" to the Partners within 45 days following the end of each calendar quarter. "Available Cash" consists generally of all of our cash receipts, less cash disbursements and net additions to reserves. In addition, when we acquired our Pacific Operations from Santa Fe Pacific Pipeline Partners, L.P. ("Santa Fe"), the general partner of Santa Fe retained a 0.5% interest in those operations. "Available Cash" does not include amounts payable to the former Santa Fe general partner due to this interest.

     We distribute Available Cash for each quarter as follows:

     - first, 98% to the Limited Partners and 2% to the General Partner until the Limited Partners have received a total of $0.3025 per common unit for such quarter;

     - second, 85% to the limited Partners and 15% to the General Partner until the Limited Partners have received a total of $0.3575 per common unit for such quarter;

     - third, 75% to the Limited Partners and 25% to the General Partner until the Limited Partners have received a total of $0.4675 per common unit for such quarter; and

     - fourth, thereafter 50% to the Limited Partners and 50% to the General Partner.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for the common units is First Chicago Trust Company of New York, which may be contacted at the following address:

          First Chicago Trust Company
          of New York
          525 Washington Blvd.
          Jersey City, NJ 07310

SUMMARY OF PARTNERSHIP AGREEMENT

     A summary of the important provisions of our partnership agreement is included in the reports filed with the SEC.

          MATERIAL FEDERAL INCOME TAX CONSIDERATIONS RELATING TO UNITS

     This section is a summary of material federal income tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, expresses the opinion of our counsel, Bracewell & Patterson, L.L.P. ("Counsel"), insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, reflect the opinion of Counsel and are based on the accuracy of the representations made by us and the general partner. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Kinder Morgan Energy Partners, L.P. and the operating partnerships.

     The following discussion does not address all federal income tax matters affecting us or the unitholders, nor does it address state, local or foreign tax matters. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITS) or mutual funds. ACCORDINGLY, PROSPECTIVE UNITHOLDERS SHOULD CONSULT, AND DEPEND ON, THEIR OWN TAX ADVISORS IN ANALYZING THE TAX CONSEQUENCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, PARTICULAR TO THEIR OWNERSHIP OR DISPOSITION OF UNITS.

     No ruling has been or will be requested from the Internal Revenue Service regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be respected or sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. The costs of any contest with the IRS will be borne directly or indirectly by our unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modification may or may not be retroactively applied.

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account that partner's share of items of income, gain, loss, deduction and credit of the partnership in computing the partner's own federal income tax liability, regardless of whether cash distributions are made to the partner by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted tax basis in that partner's partnership interest.

     Pursuant to Treasury Regulations 301.7701-1, 301.7702-1 and 301.7701-3, effective January 1, 1997 (the "Check-the-Box Regulations"), an entity in existence on January 1, 1997, will generally retain its current classification for federal income tax purposes. As of January 1, 1997, Kinder Morgan Energy Partners, L.P. and the operating partnerships were each classified and taxed as a partnership. Pursuant to the Check-the-Box Regulations, this prior classification will be respected for all periods prior to January 1, 1997, if:

     - the entity had a reasonable basis for the claimed classification;

     - the entity recognized the federal tax consequences of any change in classification within five years prior to January 1, 1997; and

     - the entity was not notified prior to May 8, 1996 that the entity classification was under examination.

     Based on these regulations and the applicable federal income tax law, Counsel is of the opinion that Kinder Morgan Energy Partners, L.P. and the operating partnerships each have been and will be classified as a partnership for federal income tax purposes.

     In rendering its opinion, Counsel has relied on certain factual representations and covenants made by us and the general partner, including:

     - neither Kinder Morgan Energy Partners, L.P. nor the operating partnerships has elected or will elect to be treated as an association taxable as a corporation;

     - we have been and will be operated in accordance with all applicable partnership statutes and our partnership agreements and in the manner described herein;

     - except as otherwise required by Section 704 of the Internal Revenue Code and regulations promulgated thereunder, the general partner has had and will have, in the aggregate, an interest in each material item of our income, gain, loss, deduction or credit equal to at least 1% at all times during our existence;

     - a representation and covenant of the general partner that the general partner has and will maintain, in the aggregate, a minimum capital account balance in us equal to 1% of our total positive capital account balances;

     - for each taxable year, less than 10% of our gross income has been and will be derived from sources other than (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof and naturally occurring carbon dioxide or (ii) other items of "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

     This would be true even in the event of a change in the general partner, assuming the new general partner will satisfy the same representations and covenants.

     Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines) or marketing of any mineral or natural resource including oil, natural gas and products of oil and natural gas. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We have represented that in excess of 90% of our gross income has been and will be derived from fees and charges for transporting natural gas, refined petroleum products, natural gas liquids, carbon dioxide and other hydrocarbons through our pipelines, dividends, and interest. Based upon that representation, Counsel is of the opinion that at least 90% of our current gross income constitutes qualifying income.

     If we fail to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If we were treated as an association or otherwise taxable as a corporation in any taxable year, as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss, deduction and credit would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in the unitholder's units, or taxable capital gain, after the unitholder's tax basis in the unitholder's units is reduced to zero. Accordingly, our treatment as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

     The discussion below is based on the assumption that Kinder Morgan Energy Partners, L.P. and the operating partnerships will be classified as partnerships for federal income tax purposes.

LIMITED PARTNER STATUS

     Unitholders who have become limited partners of Kinder Morgan Energy Partners, L.P. will be treated as partners of Kinder Morgan Energy Partners, L.P. for federal income tax purposes. Moreover, the IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of this ruling, except as otherwise described herein, (a) assignees who have executed and delivered transfer applications and are awaiting admission as limited partners and (b) unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of Kinder Morgan Energy Partners, L.P. for federal income tax purposes. Because this ruling does not extend, on its facts, to assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Counsel's opinion does not extend to these persons. Accordingly, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

     A beneficial owner of units whose units have been transferred to a short seller to complete a short sale may lose the beneficial owner's status as a partner with respect to those units for federal income tax purposes. See "Tax Consequences of Unit Ownership -- Treatment of Short Sales."

     Income, gain, deductions, losses or credits would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in Kinder Morgan Energy

Partners, L.P. for federal income tax purposes.

TAX CONSEQUENCES OF UNIT OWNERSHIP

     FLOW-THROUGH OF TAXABLE INCOME. We will not pay any federal income tax. Instead, each unitholder will be required to report on that unitholder's federal income tax return the unitholder's allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by the unitholder. Consequently, we may allocate income to a unitholder even if the unitholder has not received a cash distribution in respect of such income. Each unitholder will be required to include in income that unitholder's allocable share of our income, gains, losses, deductions and credits for our taxable year ending with or within the unitholder's taxable year.

     TREATMENT OF DISTRIBUTIONS. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his Units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the Units, taxable in accordance with the rules described under "Disposition of Units below." Any reduction in a unitholder's share of our liabilities for which no partner, including the General Partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture as additional income any losses deducted in previous years. See "Limitations on Deductibility of Losses" below.

     A decrease in a unitholder's percentage interest in us because of our issuance of additional units will decrease the unitholder's share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of the unitholder's tax basis in the unitholder's units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets."

     To that extent, the unitholder will be treated as having been distributed the unitholder's proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to the unitholder. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (i) the non pro-rata portion of that distribution over
(ii) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

     BASIS OF UNITS. A unitholder's initial tax basis for the unitholder's units will be the amount paid for the units plus the unitholder's share of our nonrecourse liabilities. That basis will be increased by the unitholder's share of our income and by any increases in the unitholder's share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by any decreases in the unitholder's share of our nonrecourse liabilities, by the unitholder's share of our losses and by the unitholder's share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt which is recourse to the general partner, but will have a share, generally based on the unitholder's share of our profits, of our nonrecourse liabilities.

     LIMITATIONS ON DEDUCTIBILITY OF LOSSES. The deduction by a unitholder of the unitholder's share of our losses will be limited to the tax basis in the unitholder's units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than the unitholder's tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a unitholder will be at risk to the extent of the tax basis of the unitholder's units, excluding any portion of that basis attributable to the unitholder's share of our nonrecourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold the unitholder's units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in the unitholder's share of our nonrecourse liabilities.

     The passive loss limitations generally provide that individuals, estates, trusts and some closely held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of the income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

     A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

     LIMITATIONS ON INTEREST DEDUCTIONS. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." The IRS has announced that treasury regulations will be issued that characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

     - interest on indebtedness properly allocable to property held for investment;

     - our interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

     The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less
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deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

     ENTITY-LEVEL COLLECTIONS. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder, the general partner or any former unitholder, the general partner is authorized to pay such taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. The general partner is authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

     ALLOCATION OF INCOME, GAIN, LOSS AND DEDUCTION. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. A class of our unitholders that receives more cash than another class, on a per unit basis, with respect to a year, will be allocated additional income equal to that excess. If we have a net loss, that loss will generally be allocated first, to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

     Notwithstanding the above, as required by Section 704(c) of the Internal Revenue Code, certain items of our income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to us, referred to in this discussion as "Contributed Property." In addition, certain items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of the gain as recapture income in order to minimize the recognition of ordinary income by some unitholders, but these allocations may not be respected by the IRS or the courts. If these allocations of recapture income are not respected, the amount of the income or gain allocated to a unitholder will not change, but instead a change in the character of the income allocated to a unitholder would result. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

     An allocation of items of our income, gain, loss, deduction or credit, other than an allocation required by the Internal Revenue Code to eliminate the difference between a unitholder's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a unitholder's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a unitholder's distributive share of an item will be determined on the basis of the unitholder's interest in us, which will be determined by taking into account all the facts and circumstances, including the unitholder's relative contributions to us, the interests of all the unitholders in profits and losses, the interest of all the unitholders in cash flow and other nonliquidating distributions and rights of all the unitholders to distributions of capital upon liquidation.

     Under the Internal Revenue Code, partners in a partnership cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period. This rule, often referred to as the "ceiling

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

limitation," is not expected to have significant application to allocations with respect to Contributed Property and thus, is not expected to prevent our unitholders from receiving allocations of depreciation, gain or loss from such properties equal to that which they would have received had such properties actually had a basis equal to fair market value at the outset. However, to the extent the ceiling limitation is or becomes applicable, our partnership agreement requires that certain items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitations. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of our unitholders.

     The legislative history of Section 704(c) of the Internal Revenue Code states that Congress anticipated that treasury regulations would permit partners to agree to a more rapid elimination of Book-Tax Disparities than required provided there is no tax avoidance potential. Further, under final treasury regulations under Section 704(c) of the Internal Revenue Code, allocations similar to the curative allocations would be allowed. However, since the final treasury regulations are not applicable to us, Counsel is unable to opine on the validity of the curative allocations.

     Counsel is of the opinion that, with the exception of curative allocations and the allocation of recapture income discussed above and the issues described in "Tax Consequences of Unit Ownership -- Section 754 Election" and "Disposition of Units -- Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction. There are, however, uncertainties in the treasury regulations relating to allocations of partnership income, and investors should be aware that some of the allocations in our partnership agreement could be successfully challenged by the IRS.

     TREATMENT OF SHORT SALES. A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, the unitholder would no longer be a partner for federal income tax purposes for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any of our income, gain, deduction, loss or credit with respect to those units would not to be reportable by the unitholder, any cash distributions received by the unitholder as to those units would be fully taxable and all of these distributions will likely be ordinary income.

     Counsel has not rendered an opinion regarding the treatment of a unitholder where units are loaned to a short seller to cover a short sale of Units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests.

     ALTERNATIVE MINIMUM TAX. Each unitholder will be required to take into account that unitholder's distributive share of any items of our income, gain or loss for purposes of the alternative minimum tax. A portion of our depreciation deductions may be treated as an item of tax preference for this purpose.

     A unitholder's alternative minimum taxable income derived from us may be higher than that unitholder's share of our net income because we may use more accelerated methods of depreciation for purposes of computing federal taxable income or loss. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

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

     SECTION 754 ELECTION. We previously made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect the purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) unitholder's share of our actual basis in such assets (the "Common Basis"); and (2) unitholder's Section 743(b) adjustment to that basis.

     Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment attributable to property subject to cost recovery deductions under Section 168 to be recovered over the remaining cost recovery period for the Section 704(c) built-in gain in such property. Recently finalized treasury regulations under Section 197 similarly require a portion of the Section 743(b) adjustment attributable to amortizable Section 197 intangibles to be amortized over the remaining amortization period for the
Section 704(c) built-in gain in such intangibles. These treasury regulations apply only to partnerships that have adopted the remedial method, which we may adopt with respect to certain recovery property. If a different method is adopted, the Section 743(b) adjustment attributable to property subject to cost recovery deductions under Section 168 or amortization under Section 197 must be taken into account as if it were a newly-purchased property placed in service when the transfer giving rise to the Section 743(b) adjustment occurs. Regardless of the method adopted, Treasury Regulation Section 1.167(c)-1(a)(6) requires the portion of a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code to be depreciated using either the straight-line or the 150% declining balance method.

     Pursuant to our partnership agreement, the general partner is authorized to adopt a convention to preserve the uniformity of units even if that convention is not consistent with specified treasury regulations. See "Disposition of Units -- Uniformity of Units." Although Counsel is unable to opine as to the validity of such an approach, we intend to adopt a method to depreciate and amortize the Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property or Adjusted Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of the property, or treat that portion as non-amortizable to the extent attributable to property the Common Basis of which is not amortizable, despite its inconsistency with treasury regulations. If we determine that this position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to the Common Basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain of our unitholders. See "Disposition of Units -- Uniformity of Units." If the IRS successfully challenged our method for depreciating or amortizing the Section 743(b) adjustment, the uniformity of units might be affected, and the gain realized by a unitholder from the sale of units might be increased without the benefit of additional deductions. See "Disposition of Units -- Uniformity of Units."

     A Section 754 election is advantageous if the transferee's basis in the transferee's units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and the transferee's share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's basis in such units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

     The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions attributable to them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in the general partner's opinion, the expense of compliance exceed the benefit of the election, the general partner may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than the purchaser would have been allocated had the election not been revoked.

TAX TREATMENT OF OPERATIONS

     ACCOUNTING METHOD AND TAXABLE YEAR. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income that unitholder's share of our income, gain, loss and deduction for our taxable year ending within or with that unitholder's taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of that unitholder's units following the close of our taxable year but before the close of that unitholder's taxable year must include that unitholder's share of our income, gain, loss and deduction in income for that unitholder's taxable year, with the result that the unitholder will be required to include in income for that unitholder's taxable year that unitholder's share of more than one year of our income, gain, loss and deduction.

     INITIAL TAX BASIS, DEPRECIATION AND AMORTIZATION. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets.

     The IRS may challenge either the fair market values or the useful lives assigned to our assets or seek to characterize intangible assets as nonamortizable goodwill. If any challenge or characterization were successful, the deductions allocated to a unitholder in respect of our assets would be reduced, and a unitholder's share of taxable income received from us would be increased accordingly. Any increase could be material.

     To the extent allowable, the general partner may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

     If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions upon a sale of any of the unitholder's interest in us. See "Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction" and "Disposition of Units -- Recognition of Gain or Loss."
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

     The costs incurred in selling our units, called "syndication expenses," must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as a syndication cost.

     VALUATION AND TAX BASIS OF OUR PROPERTIES. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss, deductions or credits previously reported by our unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

DISPOSITION OF UNITS

     RECOGNITION OF GAIN OR LOSS. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by the unitholder plus the unitholder's share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units may result in a tax liability in excess of any cash received from such sale.

     Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder's tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder's tax basis in that unit, even if the price received is less than the unitholder's original cost.

     Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and deprecation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, recently finalized treasury regulations allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions should consult the unitholder's tax advisor as to the possible consequences of this ruling and application of the final treasury regulations.

     Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

     - a short sale;

     - an offsetting notional principal contract; or

     - a futures or forward contract with respect to the partnership interest or substantially identical property.

     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

     ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders of record as of the opening of the New York Stock Exchange on the first business day of the month in which such gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss, deduction, and credit realized after the date of transfer.

     The use of this method is uncertain under existing treasury regulations. Accordingly, Counsel is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the treasury regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among our unitholders. We are authorized to revise our method of allocation between unitholders to conform to a method permitted under future treasury regulations.

     A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter, but will not be entitled to receive that cash distribution.

     NOTIFICATION REQUIREMENTS. A unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

     CONSTRUCTIVE TERMINATION. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our tax year may result in more than 12 months of our taxable income or loss being includable in a unitholder's taxable income for the year of termination. We would then be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

UNIFORMITY OF UNITS

     Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) or Treasury Regulations under Sections 743 and 197 of the Internal Revenue Code and from the application of the "ceiling limitation" on our ability to make allocations to eliminate Book-Tax Disparities attributable to Contributed Properties and our property that has been revalued and reflected in the partners' capital accounts ("Adjusted Properties"). Any non-uniformity could have a negative impact on the value of the units.

     We intend to depreciate and amortize the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property or Adjusted Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of that property, or treat that portion as non-amortizable to the extent attributable to property the Common Basis of which is not amortizable, despite its inconsistency with treasury regulations. See "Tax Consequences of Unit Ownership -- Section 754 Election." If we determine that this position cannot reasonably be taken, we may adopt depreciation and amortization conventions under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to the Common Basis or the Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating or amortizing the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions.

     Items of income and deduction will be specially allocated in a manner that is intended to preserve the uniformity of intrinsic tax characteristics among all units, despite the application of the "ceiling limitation" to

Contributed Properties and Adjusted Properties. Such special allocations will be made solely for federal income tax purposes. See "Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction."

TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

     Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

     A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss, deduction or credit and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold, currently at the rate of 39.6%, on cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes. Subsequent adoption of treasury regulations or the issuance of other administrative pronouncements may require us to change these procedures.

     In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

     Under an IRS ruling, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from this ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a Unit if the foreign unitholder has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

ADMINISTRATIVE MATTERS

     OUR INFORMATION RETURNS AND AUDIT PROCEDURES. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes that unitholder's share of our income, gain, loss, deduction and credit for our preceding taxable year. In preparing this information, which will not be reviewed by Counsel, we will
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take various accounting and reporting positions, some of which have been mentioned earlier, to determine that unitholder's share of income, gain, loss, deduction and credits. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. No assurance can be given to prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any successful challenge by the IRS could negatively affect the value of the units.

     The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement appoints the general partner as the Tax Matters Partner.

     The Tax Matters Partner has made and will make some elections on our behalf and on behalf of the unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

     A unitholder must file a statement with the IRS identifying the treatment of any item on that unitholder's federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

     NOMINEE REPORTING. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

     - the name, address and taxpayer identification number of the beneficial owner and the nominee;

     - whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing or
       (iii) a tax-exempt entity;

     - the amount and description of units held, acquired or transferred for the beneficial owner; and

     - specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial

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owner of the units with the information furnished to us.

     REGISTRATION AS A TAX SHELTER. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary treasury regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that (i) we do not constitute a tax shelter or (ii) we constitute a projected income investment exempt from registration. However, we have registered as a tax shelter with the Secretary of the Treasury because of the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. Our tax shelter registration number is 9228900496. A unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss, credit or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on the unitholder's return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

     ACCURACY-RELATED PENALTIES. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) for which there is, or was, "substantial authority," or (ii) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return. More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss, deduction or credit included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, foreign taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which
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you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on an investment in us. We currently own property or are doing business in Canada and in various states including Arizona, California, Colorado, Delaware, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Missouri, Nebraska,
Nevada, New Mexico, North Carolina, Oregon, Pennsylvania, South Carolina, Texas, Virginia and Wyoming. You will likely be required to file Canadian federal income tax returns and to pay Canadian federal and provincial income taxes and to file state income tax returns and/or to pay taxes in many of these states and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material. We may also own property or do business in other states in the future.

     It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of an investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, that unitholder's own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all foreign, state and local, as well as United States federal tax returns, that may be required of the unitholder. Counsel has not rendered an opinion on the foreign, state or local tax consequences of an investment in us.

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                              PLAN OF DISTRIBUTION

     We may sell the common units or debt securities (1) through agents; (2) through underwriters or dealers; (3) directly to one or more purchasers; or (4) pursuant to delayed delivery contracts or forward contracts.

BY AGENTS

     Common units and debt securities may be sold through agents designated by us. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

BY UNDERWRITERS

     If underwriters are used in the sale, the common units or debt securities of the series offered will be acquired by the underwriters for their own account. The underwriters may resell the common units or debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the common units or debt securities of the series offered will be subject to certain conditions. The underwriters will be obligated to purchase all the common units or debt securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

DIRECT SALES

     Common units and debt securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

DELAYED DELIVERY CONTRACTS OR FORWARD CONTRACTS

     If indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers to purchase common units or debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts or forward contracts providing for payment or delivery on a specified date in the future at prices determined as described in the prospectus supplement. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

GENERAL INFORMATION

     The debt securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom debt securities are sold for public offering and sale may make a market in such debt securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such debt securities.

     The debt securities of the series offered may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the debt securities.

     Underwriters, dealers and agents that participate in the distribution of the common units or debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the common units or debt securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents or their affiliates may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

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                           VALIDITY OF THE SECURITIES

     The validity of the securities being offered hereby will be passed upon for us by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     In addition, (1) the balance sheet of Kinder Morgan G.P., Inc. as of December 31, 1999 which appears in the Form 8-K dated March 30, 2000; (2) the statements of income, cash flows and changes in member's equity of Kinder Morgan Interstate Gas Transmission LLC for the year ended December 31, 1999 which appear in the Form 8-K/A dated March 28, 2000; and (3) the statements of income, cash flows and changes in partners' equity of Trailblazer Pipeline Company for the year ended December 31, 1999 which appear in the Form 8-K/A dated March 28, 2000 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Red Cedar Gathering Company as of and for the years ended December 31, 1999 and 1998 included in Kinder Morgan Energy Partners, L.P.'s Form 8-KA filed on March 28, 2000, incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated March 24, 2000, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of GATX Terminals Companies as of and for the year ended December 31, 2000, included in the Kinder Morgan Energy Partners, L.P. Current Report on Form 8-K filed on February 20, 2001, and incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon also incorporated herein by reference. Such combined financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in this prospectus by reference include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of our operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements, include:

     - price trends and overall demand for natural gas liquids, refined petroleum products, carbon dioxide, natural gas, coal and other bulk materials in the United States; economic activity, weather, alternative energy sources, conservation and technological advances may affect price trends and demand;

     - changes in our tariff rates implemented by the Federal Energy Regulatory Commission or the California Public Utilities Commission;

     - our ability to integrate any acquired operations into our existing operations;

     - any difficulties or delays experienced by railroads in delivering products to the bulk terminals;

     - our ability to successfully identify and close strategic acquisitions and make cost saving changes in operations;

     - shut-downs or cutbacks at major refineries, petrochemical plants, utilities, military bases or other businesses that use or supply our services;

     - the condition of the capital markets and equity markets in the United States; and

     - the political and economic stability of the oil producing nations of the world.

You should not put undue reliance on any forward-looking statements.

     When considering forward-looking statements, one should keep in mind the risk factors described under "Risk Factors" in this prospectus. We disclaim any obligation to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

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                   [KINDER MORGAN ENERGY PARTNERS, L.P. LOGO]